Financial Forecasts Decontaminate Inc

Forward Looking Statements
Certain information set forth in this presentation contains ?forward-looking information?, including ?future oriented financial information? and ?financial outlook?, under applicable securities laws (collectively referred to herein as financial forecasts Except for statements of historical fact, information contained herein constitutes forward-looking statements and includes, but is not limited to, the (i) projected financial performance of the Company; (ii) completion of, and the use of proceeds from, the sale of the shares being offered hereunder;
(iii) the expected development of the Company?s business, projects and joint ventures; (iv) execution of the Company?s vision and growth strategy, including with respect to future patent filings and inventions; (v) sources and availability of third-party financing for the Company?s projects; (vi) completion of the Company?s projects that are currently underway, in development or otherwise under consideration; (vi) renewal of the Company?s current customer, supplier and other material agreements; and (vii) future liquidity, working capital, and capital requirements. Financial forecasts statements are provided to allow potential investors the opportunity to understand management?s beliefs and opinions in respect of the future so that they may use such beliefs and opinions as one factor in evaluating an investment.
These statements are not guarantees of future performance and undue reliance should not be placed on them. Such financial forecast statements necessarily involve known and unknown risks and uncertainties, which may cause actual performance and financial results in future periods to differ materially from any projections of future performance or result expressed or implied by such forward-looking financial forecast statements. Although financial forecast statements contained in this presentation are based upon what management of the Company believes are reasonable assumptions, there can be no assurance that financial forecast statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update financial forecast statements if circumstances or management?s estimates or opinions should change except as required by applicable securities laws. The reader is cautioned not to place undue reliance on forward-looking statements

Total Net Projected Sales

Year 1 $2,498,137

Year 2 $33,143,539

Year 3 $92,370,128

Projected Sales  Corporate

Year 1		Year 2		Year 3

Basic Scan Detection
$20,000		$2,500,000	$8,324,000
Air Quality Basic Testing
$7,000		$70,000		$240,000
Pollution/ Basic Detection
$5,000		$300,000		$1,740,000
Mold, Fungus, Disease, Virus Detection
$135,000		$1,500,000	$9,625,000
Decontamination
$1,100,000	$6,000,000	$17,030,000
Biofilm Application
$759,000		$8,000,000	$15,332,000
Cleaning
$0			$24,000		$1,500,000

Projected Sales  Residential

Year 1		Year 2		Year 3

Basic Scan Detection
$7,000		$70,000 		$250,000
Air Quality/ Basic Testing
$17,000		$50,000 		$400,000
Pollution/ Basic Detection
$2,500		$17,000 		$32,000
Mold, Fungus, Disease, Virus Detection
$110,000		$3,400,000 	$12,000,000
Decontamination
$2,500,000	$22,000,000	$41,000,000
Biofilm Application
$1,100,000	$9,000,000 	$15,300,000
Cleaning
$0			$410,000 		$21,000,000

Total Projected Gross Sales Corporate and Residential
Year 1		Year 2		Year 3
$5,762,500	$53,341,000 	$147,273,000


Total of Projected Cost of Gross Sales
Year 1		Year 2		Year 3
$3,264,363	$20,197,461  	$54,902,872


Projected Cost of Gross Sales
Year 1		Year 2		Year 3
Price Increase
$0			$0			$0
Returns
$0			$250,000		$500,000
Discounts and Allowances
$0			$1,700,000	$3,000,000

Year 1		Year 2		Year 3
Materials
$324,351		$2,815,016 	$7,382,872
Labor
$740,012		$7,232,445 	$32,520,000
Overhead
$3,200,000	$8,200,000	$11,500,000